[LOGO OF ASTRALIS LTD]

                                                                  March 30, 2004

ASTRALIS LTD REPORTS 2003 RESULTS

Fairfield, New Jersey, March 30, 2004 -- Astralis Ltd. (OTCBB: ASTR) announced today its results for 2003. For the fiscal year ended December 31, 2003, the Company recorded a net loss of $ 5.08 million to common stockholders, or $ 0.14 per share. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of December 31, 2003, was $
6.21 million and the Company had cash and marketable security balances totalling $ 1.38 million as of December 31, 2003.

Research and development expenses for 2003 amounted to $ 4.04 million. These expenditures included costs for the preclinical and Phase I clinical trials for Psoraxine(R), the Company's first drug candidate for the treatment of Psoriasis, as well as the amortization of payments in the amount of $1.0 million to SkyePharma for regulatory and development services pursuant to a Service Agreement signed in December 2001.

In December 2003, the Company received $ 221,636 in cash from the sale of a portion of its tax related net operating losses (NOLS) under the State of New Jersey's Technology Business Tax Certificate Transfer Program. This program is an initiative passed by the New Jersey State Legislature that allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOLS and defined Research and Development tax credits for cash.

On January 20, 2004, and February 19, 2004 the Company sold to accredited investors an aggregate of approximately 10.5 million shares of common stock and warrants to purchase approximately 10.5 million shares of common stock. The Company received approximately $5.23 million in consideration for the sale.


This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.


ASTRALIS LTD
Mike Ajnsztajn, Chief Executive Officer                       +1 (973) 227- 7168
Gina Tedesco, Chief Financial Officer
Email: info@astralisltd.com



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                                  ASTRALIS LTD
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION
                      JANUARY 1, 2003 OF DECEMBER 31, 2003

Revenues                                                                     --

Total Operating Expenses                                            $ 5,362,081

Loss from Operations                                                $(5,362,081)

Investment Income                                                   $    60,018

Net Loss Before Income Tax Benefit                                  $(5,302,063)

Income Tax Benefit                                                      221,636

Net Loss to Common Shareholders                                     $(5,080,427)

     Basic and diluted loss per common share                        $     (0.14)